UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Hartford Mutual Funds II, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From: Hemenetz, Mark
Sent: Wednesday, October 05, 2016
To: *All Staff in Philadelphia; *All Staff in New York
Subject: Schroder Mutual Fund Reorganization

Dear Colleagues,

As you know, back in May, Schroders entered into a strategic relationship with Hartford Funds.  The relationship involves Hartford Funds adopting 10 of Schroders’ existing US mutual funds.  To effect this transaction, a proxy was sent to all shareholders requesting approval of the reorganization plan. The proxy statement can be accessed through the following link:

http://www.schroders.com/en/SysGlobalAssets/digital/us/pdfs/schroders-hartford-funds-proxy-prospectus-final.pdf

To the extent you have investments in Schroder Funds either directly or through the retirement plan, I’d ask that you please take the time to vote your shares as soon as possible. The Shareholder meeting is scheduled for Tuesday October 11, 2016 and we would like all shareholders to vote their proxy.

Should you have any questions, please don’t hesitate to contact me.

Thanks!

Mark A. Hemenetz, CFA

Chief Operating Officer, Americas

Schroder Investment Management North America Inc.

875 Third Avenue, 22nd Floor

New York, NY  10022-6225

Confidentiality Notice This message may contain privileged and confidential information. If you think, for any reason, that this message may have been addressed to you in error, you must not disseminate, copy or take any action in reliance on it, and we would ask you to notify us immediately by return email to “Postmaster@us.schroders.com”.